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                                                                      Exhibit 11


                                MGI PHARMA, INC.

                    COMPUTATION OF NET LOSS PER COMMON SHARE
                                   (Unaudited)


The following information is required in computations of basic and diluted loss per common share for each period:

                                    Three Months Ended
                                         March 31,
                               ------------------------------
                                   1998              1997
                               ------------      ------------
Loss:
  Net loss                     $    (97,047)     $   (535,803)



Common shares:
  Adjusted weighted shares
     outstanding (a)             14,207,435        14,089,380



Loss per common share:
  Net loss                     $      (0.01)     $      (0.04)




(a) Basic and diluted loss per share amounts are identical as the effect of potential common shares is antidilutive.